AMENDMENT TO MANAGEMENT AGREEMENT

         This Amendment to the Management Agreement (the "Agreement") dated November 23, 1992 by and between Endeavor Series Trust and Endeavor Investment Advisers (the "Manager") is entered into effective the 28th day of January, 1998.

     WHEREAS the Agreement provides for the Manager to provide certain services to the Trust for which the Manger is to receive agreed upon fees; and

     WHEREAS the Manager and the Trust desire to make certain changes to the Agreement; NOW, THEREFORE, the Manager and the Trust hereby agree that the Agreement is amended as follows:

     1. Section 3 of the Agreement entitled "Compensation" is amended by the addition of a second paragraph as follows:

     "For Portfolios of the Trust commencing operations on or after January 28, 1998, each Portfolio shall reimburse the Manager for such Portfolio's allocable share of third party administration expenses incurred pursuant to an administration agreement between the Manager and a third party administrator."

     2. All other terms and conditions of the Agreement shall remain in full force and effect. IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the 28th day of January, 1998.

                                                 ENDEAVOR SERIES TRUST


                                                 By:

                                                     Name:
                                                     Title:




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                                                 ENDEAVOR INVESTMENT ADVISERS


                                                 By:
                                                     Name:
                                                     Title:




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